UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 25, 2010

K-V Pharmaceutical Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9601 (Commission File Number)	43-0618919 (IRS Employer Identification No.)

One Corporate Woods Drive
Bridgeton, MO	63044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 645-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, K-V Pharmaceutical Company (the “Company”), at the direction of the Special Committee (the “Special Committee”) appointed in December 2008 by the Board of Directors (the “Board of Directors”) of the Company, responded to requests for information from the Office of the United States Attorney for the Eastern District of Missouri and U.S. Food and Drug Administration (the “FDA”) representatives working with that office. In connection therewith, on February 25, 2010, the Board of Directors, at the recommendation of the Special Committee, approved entering into a proposed plea agreement subject to court approval (the “Proposed Plea Agreement”) with the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation of the United States Department of Justice (referred to herein collectively as the “Department of Justice”).

As described below, the Proposed Plea Agreement relates to allegations of failure to make and submit field alert reports to the FDA in September 2008 regarding the discovery of certain undistributed tablets that failed to meet product specifications.

The Proposed Plea Agreement, once executed by the Company, is expected to be filed promptly with the U.S. District Court, Eastern District of Missouri, Eastern Division by the Department of Justice and is subject to approval by the Court. The Company expects to file a copy of the Proposed Plea Agreement with the Securities and Exchange Commission once it has been approved by the Court.

A copy of the press release issued by the Company on February 25, 2010 in connection with the Proposed Plea Agreement is attached hereto as Exhibit 99.1.

Terms of the Proposed Plea Agreement

Under the terms of the Proposed Plea Agreement, the Company’s wholly-owned subsidiary, ETHEX Corporation (“ETHEX”), would agree to plead guilty to two felony counts, each stemming from the failure to make and submit a field alert report to the FDA in September 2008 regarding the discovery of certain undistributed tablets that failed to meet product specifications.

Pursuant to the Proposed Plea Agreement, ETHEX would agree to pay a criminal fine in the amount of $23,437,382 in four installments. The first installment, in the amount of $2,343,738, would be due within 10 days of sentencing. The second and third installments, each in the amount of $5,859,345, would be due on December 15, 2010 and July 11, 2011, respectively. The fourth and final installment, in the amount of $9,374,954, would be due on July 11, 2012. ETHEX also would agree to pay, within 10 days of sentencing, restitution to the Medicare and the Medicaid programs in the amounts of $1,762,368 and $573,000, respectively. In addition to the fine and restitution, ETHEX would agree not to contest an administrative forfeiture in the amount of $1,796,171, which would be payable 45 days after sentencing and would satisfy any and all forfeiture obligations ETHEX may have as a result of the guilty plea. In total, ETHEX would agree to pay fines, restitution and forfeiture in the aggregate amount of $27,568,921.

In exchange for the voluntary guilty plea, the Department of Justice would agree that no further federal prosecution will be brought in the Eastern District of Missouri against ETHEX, the Company and the Company’s wholly-owned subsidiary, Ther-Rx Corporation, regarding allegations of the misbranding and adulteration of any oversized tablets of drugs manufactured by the Company, and the failure to file required reports regarding these drugs and patients’ use of these drugs with the FDA, during the period commencing on January 1, 2008 through December 31, 2008.

Exclusion of ETHEX from Participation in Federal Healthcare Programs

In connection with the anticipated guilty plea by ETHEX, ETHEX is expected to be excluded from participation in federal healthcare programs, including Medicare and Medicaid. However, the Company is in receipt of correspondence from the Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS”) stating that, absent any transfer of assets or operations that would trigger successor liability, HHS has no present intent to exercise its discretionary authority to exclude the Company as a result of the anticipated guilty plea by ETHEX.

In connection with the expected exclusion of ETHEX from participation in federal healthcare programs, the Company plans to cease operations of ETHEX. However, the Company expects to retain the ability to manufacture (once the requirements under the consent decree have been met), market and distribute all generic products and is in possession of all intellectual property related to generic products, including all New Drug Applications and Abbreviated New Drug Applications.

The Company currently does not anticipate that the voluntary guilty plea by ETHEX would have a material adverse effect on the Company’s efforts to comply with the requirements pursuant to the consent decree and to resume production and shipments of its approved products.

* * * * *

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated February 25, 2010 *

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-V Pharmaceutical Company

By:  /s/  David A. Van Vliet

        David A. Van Vliet

        Interim President and Interim Chief Executive Officer

Date: February 25, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 25, 2010 *

*	Filed herewith